Exhibit (g)(4)
SUPPLEMENT
TO
TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated as of July 1, 2010 (the “Agreement”) by and between State Street Bank and Trust Company (the “Bank”), a Massachusetts trust company, and each of the mutual funds listed on the attached Appendix A (each a “Fund”), which may be amended from time to time, is hereby supplemented as of July 1, 2010 in the manner set forth below:

WHEREAS, the USA PATRIOT Act of 2001, and the regulations and rules promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, the Bank has developed and implemented written anti-money laundering policies (the “Bank's AML Program”) pursuant to the Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS the Bank’s AML Program incorporates customer identification procedures (“CIP”) and Office of Foreign Asset Control (“OFAC”) compliance and is reasonably designed to satisfy the relevant requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS, the Fund is permitted under applicable law and regulation to delegate certain aspects of its AML obligations to a suitable third-party service provider;

WHEREAS, the Fund desires to delegate to the Bank the performance of certain AML functions (the “Delegated Functions”) and the Bank desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1.	Duties:

1.1	Duties of the Fund. The Fund shall perform the following functions:

(a)        Notice.  The Fund or its agent shall provide notice to the Fund’s prospective investors that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

(b)        Information Collection.  The Fund or its agent, which may be the Bank, shall obtain identifying information from each of its investors (each a “Fund Investor”), under applicable laws and regulations, which includes, at a minimum: (i) name, (ii) date of birth (if applicable), (iii) address and (iv) a taxpayer identification number, an Individual/ International Taxpayer Identification Number or other government-issued identifier for individuals and equivalent information for entities.

1.2	Functions Delegated to the Bank. The Bank shall perform the following functions:

(a)        OFAC Compliance.  The Bank shall screen the name and address information of new and existing Fund Investors against lists of known or suspected terrorists or terrorist organizations made available to the Bank in accordance with the Bank’s AML Program and all U.S. federal government directives related to such lists.  These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals.  Such screening shall occur in accordance with the Bank’s AML Program.  In the event that a new or existing Fund Investor matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Bank’s AML Program, the Bank shall not accept such Fund Investor’s subscription or shall freeze such Fund Investor’s subscription funds unless directed otherwise by a U.S. federal government agency and will immediately inform the Fund’s Designated Contact (as defined below) of the foregoing circumstances who shall take such other action as may be required by applicable law or regulation.

(b)        Identity Verification for Fund Investors.  The Bank shall be responsible for verifying the CIP information of any prospective Fund Investor as recorded on the Bank’s Transfer Agent record keeping systems.  To the extent the Bank’s CIP Program requires documentary identity verification for any Fund Investor, such as government-issued identification cards, the Bank shall ensure that such information or documentation is requested.  In the event that insufficient information or documentation is provided by the prospective Fund Investor, the Bank shall immediately contact the Fund’s Designated Contact to seek further instructions.

(c)        Transaction Monitoring and Suspicious Activity Reporting.  The Bank shall maintain internal control procedures to monitor transactions in Fund Investor accounts using a risk-based approach.  The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act to determine what activity may be suspicious.  Any suspicious activity identified shall be reported to the Bank’s AML Compliance Officer who shall take the necessary action under the Bank’s AML Program and provide the Fund’s Designated

Contact with all available information related to the activity in question.  The Bank’s AML Officer will determine whether it is appropriate to file a SAR on behalf of the Bank.

(d)        Recordkeeping.  The Bank will create and retain the records required by its AML Program and document the performance of the Delegated Functions in accordance with, and for the periods required by, applicable U.S. law or regulation.

2.	Certifications.

2.1	The Bank shall certify to the Fund, on an annual basis and in such form as the Bank and the Fund may mutually agree upon, that:

(a)        it has established an AML Program which is reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations;

(b)        it has designated an individual or individuals responsible for implementing and monitoring its AML Program;

(c)        it has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to its AML Program;

(d)        it provides for periodic, but at a minimum annual, independent testing of its AML Program;

(e)        it has performed the functions it has agreed to perform pursuant to this Agreement.

2.2	Upon request, which generally will not exceed more than once annually, the Fund shall certify to the Bank in such form as the Bank and the Fund may mutually agree upon, that:

(a)        the Fund understands that the Bank’s AML Program was developed and implemented, and will be maintained, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act; and

(b)        the Fund and its Directors agree that none of them will knowingly act or fail to act in a manner that violates or is inconsistent with the Bank’s AML Program.

3.	Consent to Examination

3.01	Upon reasonable request, the Bank will provide to the fullest extent permitted by U.S. law, the Fund or its authorized agents with reasonable access to information obtained and held with respect to Fund Investors or to satisfy themselves of the suitability of the Bank to act as their delegate and reliability of the Bank's systems and procedures to ensure compliance with applicable U.S. anti-money laundering regulations.  The Fund will reimburse the Bank for reasonable expenses incurred in providing such access.

3.02
Each party further understands and acknowledges that the records maintained for the Bank’s AML Program may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of the Bank’s AML Program.

3.03
In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the Delegated Functions may be subject, from time to time, to examination and/or inspection by the Fund’s regulatory authorities.  For purposes of such examination and/or inspection, the Bank will use its best efforts to make available during normal business hours, all required records and information concerning the Delegated Functions that the Bank performs under this agreement for review by such regulatory authorities.  The Fund shall provide the Bank with notice of any pending or planned examinations and/or inspections as soon as practicable after the Fund is notified.

4.	No Delegation of Anti-Money Laundering Responsibility

4.01
The Fund and the Bank understand and agree that, notwithstanding the ability of the Fund to delegate the maintenance of the Delegated Functions to the Bank, the Fund shall be ultimately responsible for ensuring that it is compliant with its own anti-money laundering obligations.

4.02
The Fund and the Bank understand and agree that, notwithstanding the Bank’s agreement to perform the Delegated Functions, (i) the Bank will only be responsible for performing the Delegated Functions and (ii) the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering obligations.

5.	Miscellaneous

5.1
This Supplement to the Transfer Agency and Service Agreement (the “Supplement”) (i) applies solely to the subject matter discussed herein and (ii) constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.  In all other regards, the terms and provisions of the Transfer Agency and Service Agreement between the parties hereto shall continue to apply with full force and effect.

5.2
This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of two (2) years from the effective date (the “Initial Term”) and shall automatically continue in full force and effect after the Initial Term.  Either party or the Board may terminate this Agreement at any time after the Initial Term upon at least sixty (60) days’ prior written notice to the other party. Further, this Supplement will terminate automatically upon any termination of said Transfer Agency and Service Agreement.

5.3
The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

5.4	Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Francis Koudelka
Name:	Francis Koudelka
Title:	Senior Vice President

On behalf of each Fund listed on Appendix A

By:	R. Alan Medaugh
Name:	R. Alan Medaugh
Title:	President

APPENDIX A

LIST OF INTERNATIONAL STRATEGY & INVESTMENT FUNDS

Total Return U.S. Treasury Fund, Inc.
Managed Municipal Fund, Inc.
North American Government Bond Fund, Inc.
ISI Strategy Fund, Inc.